                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement      / / Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) on Rule 14a-12

                          Todhunter International, Inc.
                          -----------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee   (Check appropriate box:)

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies: N/A

(2)  Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A


(4)  Proposed maximum aggregate value of transaction: N/A


(5)  Total fee paid: N/A


/ /  Fee paid previously with preliminary materials:


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing and registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                          TODHUNTER INTERNATIONAL, INC.

                         222 LAKEVIEW AVENUE, SUITE 1500
                         WEST PALM BEACH, FLORIDA 33401

                                   -----------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 20, 2001

                                   -----------



      NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Todhunter International, Inc., a Delaware corporation, will be held at the offices of Gunster, Yoakley & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401, on Tuesday, March 20, 2001, at 11:00 a.m., Eastern Standard Time, for the following purposes:

      1. To elect three (3) Class III Directors to hold office for a term of three (3) years and until their successors have been elected and qualified; and

      2. To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

      Only stockholders of record at the close of business on January 19, 2001 shall be entitled to notice of, and to vote at, the meeting or any postponements or adjournments thereof.



                                        By Order of the Board of Directors


                                        /s/ Troy Edwards
                                        TROY EDWARDS
                                        SECRETARY


West Palm Beach, Florida
January 26, 2001

                          TODHUNTER INTERNATIONAL, INC.
                         222 LAKEVIEW AVENUE, SUITE 1500
                         WEST PALM BEACH, FLORIDA 33401

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 20, 2001
                                   -----------

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Todhunter International, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of Gunster, Yoakley & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401, on Tuesday, March 20, 2001, at 11:00 a.m., Eastern Standard Time, or at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

      This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to stockholders on or about January 26, 2001.

      Only stockholders of record at the close of business on January 19, 2001, will be entitled to notice of the Annual Meeting and to vote the shares of common stock of the Company, par value $.01 per share ("Common Stock"), held by them on such date at the Annual Meeting or any and all postponements or adjournments thereof. As of January 19, 2001, 5,513,734 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting.

      Each share of Common Stock entitles the holder thereof to cast one vote on each matter to be voted upon at the Annual Meeting. Abstentions and broker non-votes are counted only for purposes of determining the presence or absence of a quorum for the transaction of business and are not counted for purposes of electing directors (see Proposal One).

      If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote FOR the Board of Directors' nominees as directors and as recommended by the Board of Directors with regard to all other matters as may properly come before the Annual Meeting or, if no such recommendation is given, in their own discretion. Each such proxy granted may be revoked by the stockholder giving such proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests, or by voting in person at the Annual Meeting; attendance at the Annual Meeting will not, in itself, revoke the proxy.

      The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers, employees and agents, may also solicit proxies personally or by telephone. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

      The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding as of January 19, 2001, will constitute a quorum.

          PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

      Angostura Limited ("Angostura"), a Trinidad-based distiller engaged in the manufacture of rum, bitters and other spirits in Trinidad & Tobago, has reported that, as a result of open market and private purchases beginning in fiscal 1999, it beneficially owned 2,846,113 shares, representing 51.6% of the Company's Common Stock, at December 29, 2000. Angostura has reported that the funds used to acquire such shares came from (i) proceeds from the sale of commercial paper of Angostura and its parent Company, Angostura Holdings Ltd., a Trinidad holding company ("Angostura Holdings"), to Citibank Trinidad & Tobago, Ltd., a company organized under the laws of Trinidad & Tobago, (ii) borrowings under Angostura's existing credit facility with Citibank Trinidad & Tobago, Ltd., and (iii) Angostura's working capital.

      The following tables set forth information as of January 19, 2001 with respect to the beneficial ownership of shares of Common Stock by (i) the directors of the Company, (ii) the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on September 30, 2000, (iii) all executive officers and directors of the Company, as a group, and (iv) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)

                                                                             PRESENTLY           TOTAL
                                                                            EXERCISABLE        BENEFICIAL       PERCENTAGE
      NAME OF EXECUTIVE OFFICER OR DIRECTOR         NUMBER OF SHARES        OPTIONS(1)         OWNERSHIP         OWNED(2)
      -------------------------------------         ----------------        ----------         ---------         --------
A. Kenneth Pincourt, Jr.                                 595,985              80,000           675,985             12.1%
Jay S. Maltby                                              8,800              70,000            78,800              1.4%
Thomas A. Valdes                                           1,000              57,500            58,500              1.1%
D. Chris Mitchell                                          4,400              41,500            45,900              *
Ousik Yu                                                   4,000              50,000            54,000              *
W. Gregory Robertson                                       4,900                   -             4,900              *
Leonard G. Rogers                                          3,000                   -             3,000              *
Edward F. McDonnell                                        1,000              60,000            61,000              1.1%
Godfrey D. Bain                                        2,851,113 (3)               -         2,851,113 (3)         51.7%
K. Ian McLachlan                                       2,846,113 (4)               -         2,846,113 (4)         51.6%
All executive officers and directors as a group        3,476,598 (5)         388,000 (5)     3,864,598 (5)         65.5%
(11 persons)(5)


                                       2


                                                                             PRESENTLY
                NAME AND ADDRESS                                            EXERCISABLE                         PERCENTAGE
           OF OTHER BENEFICIAL OWNERS               NUMBER OF SHARES          OPTIONS             TOTAL           OWNED
           --------------------------               ----------------          -------             -----           -----
Angostura Limited                                      2,846,113 (6)              -             2,846,113 (6)     51.6%
      Corner Eastern Main Road and
      Trinity Avenue
      Laventille, Trinidad & Tobago

Dimensional Fund Advisors Inc.                           373,300 (7)              -               373,300 (7)      6.7%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, CA 90401
--------------------
*   Less than 1%

(1) The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules of the Securities and Exchange Commission (the "Commission") and the information is not necessarily indicative of beneficial ownership for any other purposes. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days after January 19, 2001 through the exercise of options granted under the Company's 1992 Employee Stock Option Plan, as amended ("Presently Exercisable Options"). The inclusion of shares covered by Presently Exercisable Options, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2) Number of shares deemed outstanding includes 5,513,734 shares of Common Stock as of January 19, 2001, plus any shares subject to Presently Exercisable Options held by the person in question.

(3)   Includes an aggregate of 2,846,113 shares beneficially owned by Angostura.

(4)   Consists solely of shares beneficially owned by Angostura.

(5) Includes 2,400 shares owned directly and an aggregate of 29,000 shares that may be acquired upon the exercise of Presently Exercisable Options by a person not listed in the table set forth above.

(6) Reflects ownership as reported on Form 4 with respect to December 2000, as filed with the Commission by Angostura. Angostura has advised the Company that it has sole voting and dispositive power with respect to all such shares of the Company's Common Stock.

(7) Reflects ownership as reported on Schedule 13D as of February 3, 2000, as filed with the Commission by Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. has advised the Company that it has sole voting and dispositive power with respect to all such shares of the Company's Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and any persons who beneficially own ten percent or more of the Company's Common Stock, to file with the Commission and the American Stock Exchange, upon which the Common Stock is currently traded, initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon on a review of (i) copies of Section 16(a) filings received by the Company during or with respect to fiscal 2000 and (ii) certain written representations of its officers and directors with respect to the filing of annual reports of changes in beneficial ownership on Form 5, the Company believes that each filing required to be made pursuant to Section 16(a) of the Exchange Act during fiscal 2000 was filed in a timely manner, except that Jay S. Maltby, President, Chief Operating Officer and a director, filed a Form 4 late, failing to report two transactions on a timely basis and Leonard G. Rogers, a director, filed a Form 4 late, failing to report two transactions on a timely basis.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

      The following table sets forth information with respect to the continuing directors, director nominees and executive officers of the Company.

                  Name                      Age                    Position or Office Held
----------------------------------------   ------   ----------------------------------------------------
A. Kenneth Pincourt, Jr.                     69     Chairman of the Board and Chief Executive
                                                    Officer
Jay S. Maltby                                50     President, Chief Operating Officer and
                                                    Director
Thomas A. Valdes                             57     Executive Vice President, Assistant
                                                    Secretary and Director
D. Chris Mitchell                            51     Senior Vice President -- Sales and Director
Troy Edwards                                 62     Secretary, Treasurer, Controller and Chief
                                                    Financial Officer
Ousik Yu                                     48     Senior Vice President -- Manufacturing
W. Gregory Robertson                         57     Director
Leonard G. Rogers                            71     Director
Edward F. McDonnell                          65     Director
Godfrey D. Bain                              52     Director
K. Ian McLachlan                             56     Director

      In accordance with Article V of the Company's Amended and Restated Certificate of Incorporation, the Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III. The maximum number of members of the Board of Directors is currently nine. Messrs. Maltby, McDonnell and Mitchell currently serve as Class III directors and have been nominated for election at the Annual Meeting. If elected, Messrs. Maltby, McDonnell and Mitchell will serve as Class III directors until the 2004 Annual Meeting. Following the Annual Meeting, Messrs. Bain, Robertson and Valdes will continue to serve as Class I directors until the 2002 Annual Meeting and Messrs. Pincourt, Rogers and McLachlan will continue to serve as Class II directors until the 2003 Annual Meeting.

      Messrs. Maltby, McDonnell and Mitchell have consented to serve on the Board and the Board has no reason to believe that they will not serve if elected, but if either of them should become unavailable to serve as a director, and if the Board shall have designated a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board. Messrs. Maltby, McDonnell and Mitchell must be elected by a plurality of the votes cast at the Annual Meeting.

NOMINEES AS CLASS III DIRECTORS

      The biographies set forth below are submitted for consideration regarding the nomination of each of Messrs. Maltby, McDonnell and Mitchell for election as a director.

      JAY S. MALTBY -- Mr. Maltby joined the Company in 1995 as President, Chief Operating Officer and a director. Prior to joining the Company, he served in various executive capacities with Bacardi Imports, Ltd. since 1978. In 1993, Mr. Maltby became a member of Bacardi's Executive Committee and Vice President of Finance and Operations.

      EDWARD F. MCDONNELL -- Mr. McDonnell joined the Company as a director in 1998. Mr. McDonnell is Chairman and Chief Executive Officer of The Premier Group, a company he founded in 1995. The Premier Group owns beverage alcohol distributing companies in the Caribbean, Philippines and South Pacific. Prior to founding The Premier Group, Mr. McDonnell served in various executive capacities with The Seagram Company Ltd. since 1981, most recently as a director and executive vice president of The Seagram Company Ltd. and president of The Seagram Spirits and Wine Group.

      D. CHRIS MITCHELL -- Mr. Mitchell joined the Company in 1984 as manager of the Company's bottling operations. Mr. Mitchell was promoted to Vice
President -- Sales in 1989 and appointed as Senior Vice President in 1994. Mr. Mitchell has been a director of the Company since 1991. Prior to joining the Company, Mr. Mitchell was general manager of bottling operations for United States Distilled Products from 1980 to 1984.

CONTINUING CLASS I DIRECTORS

      GODFREY D. BAIN -- Mr. Bain was appointed to the Board as a Class I director in 1999. Since 1991, Mr. Bain has been Chief Financial Officer and a director of Angostura Holdings.

      W. GREGORY ROBERTSON -- Mr. Robertson joined the Company as a director in 1995. In 1989, Mr. Robertson founded TM Capital Corp., a private New York City-based investment banking firm. Prior to founding TM Capital Corp., Mr. Robertson was an Executive Vice President and director of Thomson McKinnon Securities Inc., where he headed the firm's investment banking and public finance activities. Mr. Robertson is also a director of Vicon Industries, Inc. of Hauppauge, New York (CCTV systems and components).

      THOMAS A. VALDES -- Mr. Valdes joined the Company in 1995 as Executive Vice President and has been a director of the Company since 1996. Prior to joining the Company, Mr. Valdes held various executive positions with Bacardi Imports, Ltd. since 1979, the latest of which was Vice President of Marketing and Operations.

CONTINUING AS CLASS II DIRECTORS

      K. IAN MCLACHLAN -- Mr. McLachlan was appointed to the Board as a Class II director in 1999. Since 1995, Mr. McLachlan has been Chief Executive Officer and a director of Angostura Holdings. From 1990 to 1995, Mr. McLachlan was
Manager -- Corporate Development and Planning for Angostura.

      A. KENNETH PINCOURT, JR. -- Mr. Pincourt founded the Company in 1964 and has been its Chief Executive Officer and a director since its inception and Chairman of the Board since 1985. Mr. Pincourt also was President of the Company from inception until 1995, at which time Jay S. Maltby became President.

      LEONARD G. ROGERS -- Mr. Rogers joined the Company as a director in 1992. He was Chairman of the Board of the Company from 1974 to 1985 and since 1985 has been a private investor. From 1969 to 1974, Mr. Rogers was Senior Vice President -- Consumer Products Division for Gulf & Western Industries.

EXECUTIVE OFFICERS

      Certain information relating to each executive officer of the Company (other than those set forth above) is set forth below.

      TROY EDWARDS -- Mr. Edwards joined the Company in 1980, has served as Treasurer, Controller and Assistant Secretary since that time, and was promoted to Chief Financial Officer in 1992. In 1997, Mr. Edwards was appointed Secretary of the Company. Prior to joining the Company, Mr. Edwards served as Vice President of Administrative and Financial Services for New South Manufacturing Company, a private label industrial chemical products concern.

      OUSIK YU -- Mr. Yu joined the Company in 1990 and served as Vice President -- Bottling Operations since that time until his appointment as Senior Vice President -- Beverage Division in 1994. In 1996, Mr. Yu was appointed as Senior Vice President -- Manufacturing. From 1986 to 1989, Mr. Yu was employed by Brown-Forman Corporation, most recently as manager of packaging/process engineering. Prior thereto, from 1981 to 1986, he was employed in plant engineering by The Stroh's Brewery Company.

BOARD OF DIRECTORS COMPENSATION; MEETINGS; COMMITTEES

      COMPENSATION

      Each non-employee director of the Company receives $20,000 per year and is reimbursed for out-of-pocket expenses incurred in attending meetings. Beginning in December 2000, each member of the Audit Committee and the Compensation and Stock Option Committee receives an additional $500 per meeting attended.

      MEETINGS

      The Board of Directors of the Company held a total of four meetings during fiscal 2000. Each incumbent director attended at least 75% of the aggregate number of Board of Directors and committee meetings held during fiscal 2000, or the period in which such individual was a director of the Company and served on such committee.

      COMMITTEES

      The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. The Board does not have a standing Nominating Committee.

AUDIT COMMITTEE

      The Audit Committee: (i) recommends to the Board of Directors the engagement of independent auditors; (ii) reviews the Company's policies and procedures on maintaining its accounting records and the adequacy of its internal controls; (iii) reviews management's implementation of recommendations made by the independent auditors and internal auditors; (iv) considers and approves the range of audit and non-audit services performed by independent auditors and fees for such services; and (v) reviews and approves of all transactions between the Company and any of its officers, directors or other affiliates. The Audit Committee held two meetings during fiscal 2000.

      The Audit Committee consists of three members, Messrs. Robertson, Rogers and Bain. Messrs. Robertson and Rogers are "independent," as defined in the American Stock Exchange's listing standards. In June 2000, in accordance with those standards, the Board of Directors determined to appoint Mr. Bain to the Audit Committee. The Board felt that, notwithstanding the fact that Mr. Bain does not qualify as "independent" because of his employment with Angostura, the largest shareholder of the Company, it is nevertheless in the best interest of the Company for Mr. Bain to serve on the Audit Committee (i) rather than incur the expense of adding an additional member to the Board, and (ii) because of Mr. Bain's strong financial and accounting background and significant experience in the Company's industry.

      The Board of Directors has adopted a written charter for the Audit Committee, included as Appendix A to this Proxy Statement.

COMPENSATION AND STOCK OPTION COMMITTEE

      The Compensation and Stock Option Committee of the Board of Directors was established to determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation and Stock Option Committee is also responsible for the administration of and awards under the Company's 1992 Employee Stock Option Plan, as amended (the "Option Plan"). This Committee currently consists of Messrs. Robertson and Rogers. The Compensation and Stock Option Committee met twice during fiscal 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No executive officer of the Company serves as an officer, director or member of a compensation committee of any other entity, an executive officer or director of which is a member of the Compensation and Stock Option Committee of the Company. There was no change in the composition of this Committee in fiscal 2000.

                             EXECUTIVE COMPENSATION

      The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended September 30, 2000, 1999 and 1998, of those persons who were, for the fiscal year ended September 30, 2000 (i) the Chief Executive Officer and
(ii) the other four most highly compensated executive officers of the Company.

                                                SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                   ANNUAL COMPENSATION(1)           COMPENSATION
                                               -------------------------------     --------------
                                                                                     OPTIONS(3)
                                                                                     (NUMBER OF           ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR     SALARY      BONUS(2)         OPTIONS)         COMPENSATION(4)
-----------------------------------------------------   ---------    ---------     --------------   ---------------------
A. Kenneth Pincourt, Jr.....................    2000     $388,456     $136,500          --                $  94,300(5)(7)
   Chairman of the Board and Chief Executive    1999      379,294      130,000         50,000                94,531(5)(7)
   Officer                                      1998      341,140      119,000          --                  130,560(5)(7)

Jay S. Maltby...............................    2000      309,026      105,000          --                   39,626   (7)
   President and Chief Operating Officer        1999      297,291      100,000         50,000                39,136   (7)
                                                1998      263,206       85,000          --                   34,559(6)(7)

Thomas A. Valdes............................    2000      226,648       84,000          --                   40,898   (7)
   Executive Vice President                     1999      217,748       80,000         50,000                40,421   (7)
                                                1998      191,772       68,000          --                   53,802   (7)

D. Chris Mitchell...........................    2000      191,846       31,500          --                   33,202   (7)
   Senior Vice President -- Sales               1999      184,686       30,000         45,000                28,729   (7)
                                                1998      169,250       19,550          --                   27,415   (7)

Ousik Yu....................................    2000      181,288       31,500          --                   28,574   (7)
   Senior Vice President -- Manufacturing       1999      171,391       30,000         50,000                28,237   (7)
                                                1998      162,918       19,550          --                   25,533   (7)

--------------------

(1) No other annual compensation, such as perquisites, is shown because no named executive officer received perquisites with a total value which exceeded the lesser of $50,000 or 10% of his salary and bonus or any other "other annual compensation" required to be disclosed as such.

(2)   Amounts awarded under the Company's discretionary bonus arrangement.

(3) See table regarding stock options below for information regarding the value of such options.

(4) Represents amounts awarded under the Company's defined contribution pension plan.

(5)   Includes $32,033, $24,025 and $32,837 in fiscal 2000, 1999 and 1998, respectively, of premiums on Mr. Pincourt's life insurance policy paid by the Company.

(6) Includes $657 of premiums on Mr. Maltby's life insurance policy paid by the Company.

(7) Includes payments under the Company's Deferred Compensation Plan (as described on page 11) as follows: Mr. Pincourt - 2000: $47,860; 1999:
      $55,868; 1998: $83,921; Mr. Maltby - 2000: $25,219; 1999: $24,498; 1998:
      $20,100; Mr. Valdes - 2000: $26,491; 1999: $25,783; 1998: $40,000; Mr.
      Mitchell - 2000: $18,795; 1999: $14,091; 1998: $13,613; and Mr. Yu - 2000:
      $14,167; 1999: $13,599; 1998: $11,731.

EMPLOYMENT AGREEMENTS

      In July 1999, the Company entered into employment agreements with each of Messrs. Pincourt, Maltby, Valdes and Mitchell. Each agreement has an initial term that ends in July 2004 and continues automatically for additional periods of one year each under the same terms and conditions. Under these agreements, Messrs. Pincourt, Maltby, Valdes and Mitchell are entitled to a combined base salary and bonus of not less than $482,100, $378,580, $283,185 and $201,735, respectively, subject to increases at the discretion of the Board of Directors, and these executives are entitled to participate in all Company compensation arrangements or plans, including the Company's discretionary bonus arrangement, deferred compensation, employee stock option and pension plans. The foregoing is a summary of the material terms of these employment agreements and is qualified by reference to the text of the agreements, which have been filed as exhibits to the Company's filings with the Commission.

                        OPTION GRANTS IN LAST FISCAL YEAR

      There were no options granted in fiscal 2000 to any of the five named executive officers.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

      No options were exercised in fiscal 2000 by any of the five named executive officers. The following table sets forth information concerning the unexercised options held by the five named executive officers on September 30, 2000.

                                                     NO. OF SHARES COVERED BY         VALUE OF IN-THE-MONEY
                                                        OUTSTANDING STOCK               OUTSTANDING STOCK
                                                            OPTIONS(1)                      OPTIONS(2)
                                                               (#)                             ($)
                                                   ----------------------------   ------------------------------
                                                                       NOT                             NOT
NAME                                                EXERCISABLE    EXERCISABLE     EXERCISABLE     EXERCISABLE
-------------------------------------------------   -----------    -----------     -----------     -----------
A. Kenneth Pincourt, Jr..........................         80,000         30,000               --       --
Jay S. Maltby....................................         70,000         30,000               --       --
Thomas A. Valdes.................................         57,500         30,000               --       --
D. Chris Mitchell................................         41,500         21,000           17,500       --
Ousik Yu ........................................         50,000         26,000           26,000       --

(1) These options have per share exercise prices of $6.00, $8.125 and $12.25, and such options are exercisable until November 2002, December 2008 and April 2004, respectively.

(2) Amounts reflect gains on outstanding options based on the September 30, 2000 stock price less the exercise price of the options.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

         The philosophy of the Company's Compensation and Stock Option Committee (the "Committee") for fiscal 2000 was to provide competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Management compensation was intended to be set at levels that the Committee believes is consistent with others in the Company's industry (beverage alcohol and bottling), with senior management's compensation packages being weighted toward programs contingent upon the Company's level of performance. However, because of the limited number of companies that can be compared to the Company in terms of product mix, net sales, net income, and similar items, a significant amount of subjectivity was involved in the Committee's decisions.

BASE SALARIES

      Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the beverage alcohol industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. The Committee believes the base salaries of executive officers are below those of similar companies in the beverage alcohol industry.

BONUS ARRANGEMENT

      To encourage and reward outstanding corporate and individual performance, the Company has adopted a discretionary bonus arrangement for its executive officers, based on the Company's operating results and the achievement of certain defined major business objectives. Bonuses are paid on an annual basis based on the results during the past fiscal year. The Company anticipates that it will continue to maintain a discretionary bonus arrangement for its executive officers during the current year and thereafter.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

      Under Mr. Pincourt's employment agreement in effect as of the beginning of fiscal 2000, Mr. Pincourt was entitled to a base salary of $325,000 subject to increases at the discretion of the Board of Directors. Since 1992, the Committee has granted increases in base compensation to Mr. Pincourt based upon the following principal factors: (i) the Company's financial performance, including but not limited to the Company's gross sales, gross profit and net earnings;
(ii) Mr. Pincourt's level of leadership and responsibility for the management, operation and growth of the Company, including his continued ability to secure sources of financing from time to time when necessary for operations and to locate, negotiate and consummate growth-oriented acquisitions of other companies; (iii) the necessity, due to Mr. Pincourt's long-standing relationship with the Company since inception, to continue to retain his employment with the Company; and (iv) the Company's compensation philosophy for management generally. Based upon these considerations, Mr. Pincourt's annual base salary for fiscal 2000 was set at $388,456. In addition, under his employment agreement, Mr. Pincourt was eligible to participate in the Company's discretionary bonus arrangement. Based upon the factors described above, Mr. Pincourt's 2000 bonus was $136,500. The amount of Mr. Pincourt's annual base salary and bonus were determined in accordance with the principles discussed in this paragraph and were based upon a subjective evaluation by the Committee of the leadership Mr. Pincourt has demonstrated during the past 12 months.

EMPLOYEE STOCK OPTION PLAN

      The Board of Directors endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Company adopted the Option Plan in 1992 and amended it in 1995 and in 1997. The Option Plan authorizes the grant of options to key employees (including officers and directors) and consultants and independent contractors of the Company or any subsidiary corporations. Options granted under the Option Plan may be either incentive or non-statutory stock options. A total of 1,400,000 shares of Common Stock has been reserved for issuance under the Option Plan.

      The Option Plan is administered by the Committee, which has full authority to determine the individuals who are eligible to receive option grants, the number of shares to be covered by each such option, the time or times at which an option is to be exercisable, the maximum term for which the option is to be outstanding, and whether or not the option granted is to be an incentive stock option. The Committee also has the authority to grant stock appreciation rights entitling the grantee to surrender an unexercised option in exchange for a cash distribution from the Company equal to the difference between the fair market value of the shares represented by such option and the option price payable for such shares. No Board member may serve on the Committee if he has been granted options or stock appreciation rights pursuant to the Option Plan during the previous year.

DEFERRED COMPENSATION PLAN

      In 1998, the Compensation Committee approved another component of the Company's executive compensation program, the Executive Nonqualified Deferred Compensation Plan (the "Deferred Plan"). Under the Deferred Plan, the Company has purchased life insurance policies on the lives of each of the executive officers named in the Summary Compensation Table to provide benefits in the event of the executive's death, disability or retirement. In the event of cessation of employment with the Company for any reason other than death, disability or retirement, the executive will not be entitled to benefits under the Deferred Plan. In addition, the executive will forfeit all rights to benefits under the Deferred Plan if the executive engages in competition with the Company during the ten years following the executive's cessation of employment with the Company. The purpose of the Deferred Plan is to encourage the executives to remain in the service of the Company, because benefits of the Deferred Plan increase over time.

PENSION PLAN

      The Company previously maintained a defined contribution pension plan (the "Pension Plan") that was subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With certain exceptions, all employees age 21 and over became eligible to participate in the Pension Plan after one year of service with the Company. Effective January 1, 2000, the plan was restated as a discretionary 401(k) Profit Sharing Plan and has been renamed the Todhunter International, Inc. Compensation Deferral 401(k) Plan (the "Restated Plan"). Under the Restated Plan, participants may make contributions in amounts up to 15% of their eligible compensation. Participants are immediately vested in any elective contributions and related earnings, if any. Generally, employer contributions to the Restated Plan begin to vest to the benefit of the participant after three years of service. The Company contributed $644,749, $644,022 and $669,866 in retirement benefits for the years ended September 30, 2000, 1999 and 1998, respectively.

W. GREGORY ROBERTSON
LEONARD G. ROGERS

                                PERFORMANCE GRAPH

      The following performance graph compares the performance of the Company's Common Stock for each month in the five-year period ended September 30, 2000, to the Center for Research in Securities Prices of the University of Chicago Graduate School of Business ("CRSP") index for the AMEX Stock Market (United States Companies) and a peer group index. The Company has determined that its peer group of 15 beverage companies accurately reflects companies with business operations similar to the Company's. The peer group index return has been weighted based on market capitalization (see footnote 1 to the performance graph). The performance graph assumes a $100 investment on September 30, 1995, in the Company's Common Stock and in each of the indices, and a reinvestment of all dividends.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF
                         TODHUNTER INTERNATIONAL, INC.,
                        THE AMEX STOCK MARKET INDEX AND
                       A SELF-DETERMINED PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Legend
Symbols

CRSP TOTAL RETURNS INDEX FOR:  TODHUNTER INTERNATIONAL, INC.  AMEX STOCK MARKET (US COMPANIES)  SELF-DETERMINED PEER GROUP
9/29/95                                                100.0                             100.0                       100.0
9/30/96                                                129.3                             101.9                        97.6
9/30/97                                                137.1                             127.9                       125.5
9/30/98                                                 95.7                             119.9                       127.4
9/30/99                                                125.9                             154.7                       137.4
9/29/00                                                 96.6                             191.2                       140.7

Notes: A. The lines represent monthly index levels derived from compounded daily returns that include all dividends. B. The indices are reweighted daily, using the market capitalization on the previous trading day. C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used. D. The index level for all series was set to $100.0 on 9/29/1995.

The Self-Determined Peer Group Index is comprised of the following companies; Beringer Wine Estates Holdings, Inc., The Boston Beer Company, Inc., Brown-Forman Corporation (Class B Shares), Constellation Brands, Inc., The Chalone Wine Group, Ltd., Coca-Cola Bottling Co. Consolidated, Genessee Corporation (Class B Shares), Golden State Vintners, Inc., Midwest Grain Products, Inc., National Beverage Corp., R. H. Phillips, Inc., Ravenwood Winery, Inc., The Robert Mondavi Corporation. Triarc Companies, Inc. and Willamette Valley Vineyards, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1998, Mr. McDonnell was appointed to the Board as a Class III director. Prior to that time, during fiscal 1997, the Company and Mr. McDonnell formed a wholesale liquor distributor in St. Thomas, United States Virgin Islands, with each of the Company and Mr. McDonnell taking a 45% interest in the new company, Premier Wines & Spirits, Ltd. ("Premier"). The Company had sales to Premier during fiscal 2000 of approximately $2,069,000, of which $709,000 is included in trade receivables as of September 30, 2000. Also, the Company and Mr. McDonnell each advanced $437,000 to Premier in fiscal 2000; the amount of the Company's advance is included in investments and advances to equity investees as of September 30, 2000.

      During fiscal 1998, the Company and Mr. McDonnell each acquired a 25% interest in Antillean Liquors N.V. ("Antillean") a wholesale liquor distributor in St. Maarten, Netherlands Antilles. Each of the Company and Mr. McDonnell made a capital contribution of $100,000 to Antillean in fiscal 2000 thereby increasing each party's ownership interest to 37.5%.

      On May 6, 1998, the Company granted non-qualified stock options to purchase 60,000 shares of the Company's Common Stock to Mr. McDonnell. The Stock Options have an exercise price of $9.0625 per share and vest in one-third equal installments. The first installment vested on the date of the 1999 Annual Meeting of Stockholders, the second installment vested on the date of the 2000 Annual Meeting of Stockholders, and the third installment will vest on the date of the 2001 Annual Meeting, provided that Mr. McDonnell remains a director on such date.

      In September 2000, the Company sold all of its remaining operating assets in the Bahamas to British Fidelity Holdings Limited, an affiliate of Angostura through common ownership, for $3.5 million, the approximate book value of those assets. The Company received an unsecured note for $3.5 million and recorded a loss of $78,838 on the transaction. The note bears interest at 6% with principal and interest payments of $20,000 due monthly through July 2005, and the remaining balance of $3,305,560 due in August 2005. The note is guaranteed by British Fidelity Assurance, Ltd. The terms of the transaction resulted from negotiation between the parties, and the Company believes that the terms were substantially the same as those that would have resulted from arm's length negotiations with an independent party.

                             AUDIT COMMITTEE REPORT

      The Audit Committee has reviewed and discussed with the Company's management the Company's audited financial statements for fiscal 2000. The Audit Committee has also discussed with McGladrey & Pullen, LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, received the written disclosures from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1, and discussed with McGladrey & Pullen, LLP its independence. Based primarily on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2000.

GODFREY D. BAIN
W. GREGORY ROBERTSON
LEONARD G. ROGERS

      The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company's previous or future filings with the Commission, except as otherwise expressly specified by the Company in any such filing.

STOCKHOLDER PROPOSALS

      Stockholders who intend to submit proposals to the Company's stockholders at the 2002 Annual Meeting of Stockholders must submit such proposals to the Company no later than September 29, 2001 in order to be considered for inclusion in the Proxy Statement and Proxy to be distributed by the Board of Directors in connection with that meeting. Proposals must comply with proxy rules relating to Stockholder proposals in order to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 2002 Annual Meeting of Stockholders, but who do not wish to submit the proposal for inclusion in the Company's Proxy Statement pursuant to Rule 14a-8 as promulgated under the Exchange Act, must submit their proposal to the Company no later than December 12, 2001. Stockholder proposals should be submitted to Troy Edwards, Secretary, Todhunter International, Inc., 222 Lakeview Avenue, Suite 1500, West Palm Beach, Florida 33401.

                                  OTHER MATTERS

      The Board has no knowledge of any other matters which may come before the meeting and does not intend to present any other matters. However, if any other matters properly come before the meeting or any adjournment thereof, the persons designated as proxy holders in the accompanying proxy card will have the discretion to vote on such matters as they see fit.

      If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the meeting, at your request, the Company will cancel any proxy executed by you.

      The Board of Directors has selected McGladrey & Pullen, LLP, the Company's independent accountants for fiscal 2000, to serve as the Company's independent accountants for fiscal 2001. Representatives of McGladrey & Pullen, LLP may be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                              FINANCIAL INFORMATION

      Detailed financial information of the Company and its subsidiaries for fiscal 2000 is included in the Company's 2000 Annual Report to Stockholders which contains a copy of the Company's 2000 Form 10-K. A copy of the Company's 2000 Annual Report to Stockholders is enclosed herewith.

                             REPORT TO STOCKHOLDERS

      THE COMPANY WILL ALSO FURNISH A COPY OF THE COMPANY'S 2000 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE COMMISSION, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, WITHOUT CHARGE, TO ANY STOCKHOLDER WHO SUBMITS A WRITTEN REQUEST TO THE COMPANY FOR SUCH ANNUAL REPORT. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO TROY EDWARDS, SECRETARY OF THE COMPANY, AT THE ADDRESS OF THE COMPANY STATED HEREIN.

                                          By Order of the Board of Directors

                                          /s/ Troy Edwards
                                          TROY EDWARDS
                                          SECRETARY

January 26, 2001

                                   APPENDIX A

                          TODHUNTER INTERNATIONAL, INC.

                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

                            As of September 14, 2000



                                   I. PURPOSE

      The primary purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Todhunter International, Inc. (the "Company") is to provide independent and objective oversight of the accounting functions and internal controls of the Company, its subsidiaries and affiliates and to ensure the objectivity of the Company's financial statements. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.


                                  II. FUNCTIONS

      The Committee shall perform the following functions:

1. INDEPENDENT ACCOUNTANTS. Recommend to the Board the firm to be employed by the Company as its independent accountants, which firm shall be ultimately accountable to the Board and the Committee as representatives of shareholders.

2. PLAN OF AUDIT. Consult with the independent accountants regarding the plan of audit. The Committee also shall review with the independent accountants their report on the audit and review with management the independent accountants' suggested changes or improvements in the Company's accounting practices or controls.

3. ACCOUNTING PRINCIPLES AND DISCLOSURE. Review significant developments in accounting rules. The Committee shall review with management recommended changes in the Company's methods of accounting or financial statements. The Committee also shall review with the independent accountants any significant proposed changes in accounting principles and financial statements.

4. INTERNAL ACCOUNTING CONTROLS. Consult with the independent accountants regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent accountants regarding internal controls shall be conducted out of management's presence.

5.    FINANCIAL DISCLOSURE DOCUMENTS.

A. Review with management and the independent accountants the Company's audited financial statements and, following the satisfactory completion of each year-end review, recommend to the Board the inclusion of the audited financial statements in the Company's filing on Form 10-K.

B. Review with management and the independent accountants the company's unaudited financial statements and, following the satisfactory completion of each quarterly review, recommend to the Board the inclusion of the unaudited financial statements in the Company's filing on Form 10-Q.

      The reviews shall include any significant problems and material disputes between management and the independent accountants and a discussion with the independent accountants, out of management's presence, of the quality of the Company's accounting principles as applied in its financial reporting, the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates, and a frank and open discussion of other significant decisions made by management in preparing the financial disclosure and reviewed by the independent accountants.

6. INTERNAL CONTROL SYSTEMS. Review with management and internal auditors the Company's internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws and regulations. The review shall include any significant problems and regulatory concerns. The Committee also shall review internal audit plans in significant compliance areas.

7. OVERSIGHT OF INDEPENDENT ACCOUNTANTS. Evaluate the independent accountants on an annual basis and where appropriate recommend a replacement for the independent accountants. In such evaluation, the Committee shall ensure that the independent accountants deliver to the Committee a formal written statement delineating all relationships between the accountants and the Company. The Committee also shall engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and in response to the independent accountants' report take, or recommend that the Board take, appropriate action to satisfy itself of the independent accountants' independence.

8. ADEQUACY OF PERSONNEL. Review periodically the adequacy of the Company's accounting, financial and auditing personnel resources.

9. RISK MANAGEMENT. Review and evaluate risk management policies in light of the Company's business strategy, capital strength and overall risk tolerance. The Committee also shall evaluate on a periodic basis the Company's investment and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading, and safeguards to ensure compliance with procedures.

10. TAX POLICIES. Review periodically the Company's tax policies and any pending audits or assessments.

11. CHARTER AMENDMENTS. Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board.

      The Committee's function is one of oversight and review, and it is not expected to audit the Company, to define the scope of the audit, to control the Company's accounting practices, or to define the standards to be used in preparation of the Company's financial statements.

                        III. COMPOSITION AND INDEPENDENCE

      The Committee shall consist of not less than three members who shall be appointed by the Board. Members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee and at least one member of the Committee shall have accounting, related financial management expertise, or any other comparable experience or background that results in the individual's financial sophistication. No member of the Committee shall be employed or otherwise affiliated with the Company's independent accountants.

      Each member of the Committee shall be independent, as defined by the American Stock Exchange Company Guide. Notwithstanding the foregoing, one director who is not an independent director and is not a current employee (or an immediate family member of a current employee) may serve on the Audit Committee if the required determination and other requirements of the American Stock Exchange Company Guide are complied with.


                             IV. QUORUM AND MEETINGS

      A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. The Committee shall meet on a regular basis, but in no event shall the Committee meet less than once each quarter. Meetings shall be scheduled at the discretion of the Chairman. Notice of the meetings shall be provided at least ten days in advance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.


                                   V. REPORTS

      The Committee will report to the Board from time to time with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

         The Committee shall report to shareholders in the Company's proxy statement for its annual meeting whether the Committee has satisfied its responsibilities under this Charter.


                               VI. OTHER AUTHORITY

      The Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice.

    PROXY

                           TODHUNTER INTERNATIONAL, INC.

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 20, 2001

        The undersigned, a stockholder of Todhunter International, Inc., a Delaware corporation (the "Company"), hereby appoints A. Kenneth Pincourt, Jr. and Jay S. Maltby, or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Gunster, Yoakley, & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401 on Tuesday, March 20, 2001 at 11:00 a.m. Eastern Standard Time and at any adjournments thereof, in respect of all shares of the Common Stock of the Company registered in the name of the undersigned as fully as the undersigned could vote and act if personally present, on the following matters:

        This proxy, when properly executed, will be voted as directed herein by the undersigned. However, if no direction is given, this proxy will be voted FOR Proposal 1 and, with respect to any other matter properly brought before the meeting or any adjournments thereof, in accordance with the determination of the proxies named herein.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         TODHUNTER INTERNATIONAL, INC.

(1) ELECTION OF DIRECTORS, NOMINEES: -- To elect Jay S. Maltby,
Edward F. McDonnell and D. Chris Mitchell as Class III Directors to hold    (2) IN THEIR DISCRETION, on any other matters
office for a term of three (3) years and until their successors have been   that may properly come before the meeting or any
elected and qualified.                                                      adjournments thereof.

    VOTE FOR         VOTE WITHHELD     To withhold authority to vote for    DATE: ------------------------------------ 2001
  all nominees          for all        any individual nominee, print that   ---------------------------------------- (L.S.)
  listed above          nominees       nominee's name on the line below.    ---------------------------------------- (L.S.)
except as marked      listed above     ----------------------------------   Signature(s)
to the contrary.      as a group.                                           Please date this proxy and sign your name exactly
       / /                / /                                               as your name appears herein. If the stock is held
                                                                            jointly, all owners must sign. When signing as
                                                                            attorney, executor, administrator, trustee,
                                                                            guardian or in another representative capacity,
                                                                            please give full title.

   PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
       ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.